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                                  [LETTERHEAD]



                            IMMEDIATE PRESS RELEASE

MPTV, INC.
December 31, 1996

                  MPTV Inc.  ANNOUNCES CLOSING OF KENNEDY LOAN

         MPTV, Inc., a Nevada corporation, announces the closing and funding on December 24, 1996 of a $7,600,000.00 loan to re-structure the previously existing debt and provide funds for the completion of Phase I for the Lake Tropicana Timeshare Resort in Las Vegas, Nevada. The lender, Kennedy Funding, Inc. of Hackensack, New Jersey, has provided $7,600,000.00 in funds to MPTV, Inc. The new loan will permit MPTV, Inc., to sell, close and deed timeshare intervals and generate revenues at the Lake Tropicana Timeshare Resort. The Company anticipates it will be fully mobilized to begin recording sales and earnings in the first quarter of 1997.*

         The Lake Tropicana Timeshare Resort is located in Las Vegas, Nevada on
7.5 acres between the MGM Grand Hotel and Casino and the Hard Rock Cafe and Hotel Casino. The Lake Tropicana Timeshare Resort consists of 22 buildings, tennis court, spa, swimming pools and recreation facilities. The Company will offer 9,152 timeshare intervals at an average price of $11,800 per interval. When completed the Lake Tropicana Timeshare Resort will be a gated community conveniently located near the famous Las Vegas "Strip" and will cater primarily to the growing family market in Las Vegas

         MPTV is engaged in Timeshare Resort Development, Resort Management and Vacation Oriented Television Entertainment and Advertising.

For more information contact:

James C. Vellema, Chairman
MPTV, Inc.
714-760-6747

Henry Haskell, Vice President
KENNEDY FUNDING, Inc.
201-342-8500

* This sentence constitutes a forward looking statement, and is subject to various factors that could cause actual results to differ materially from the result anticipated in such forward looking statement, as more fully discussed in Item 1 of MPTV's Annual Report on Form 10-KSB for the year ended December 31, 1995 under "Forward Looking Statement".